EXHIBIT 99.2

SINOHUB, INC.

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

The honesty, integrity and sound judgment of SinoHub’s senior financial officers, which include SinoHub’s principal financial officer, principal accounting officer or controller, or other persons performing similar functions (the “Senior Financial Officers”), is fundamental to the financial reporting process and the reputation and success of SinoHub, Inc. and its subsidiaries (collectively, “SinoHub”). SinoHub’s Chief Executive Officer and Senior Financial Officers hold an important and elevated role in corporate governance in that they are uniquely capable and empowered to ensure that all stakeholders’ interests are appropriately balanced, protected and preserved. Because of this special role, the Chief Executive Officer and each of the Senior Financial Officers agrees to be bound by this Code of Ethics for Senior Financial Officers and each agrees that he or she will:

1.	Act with honesty and integrity and ethically handle actual or apparent conflicts of interest in personal and professional relationships involving SinoHub or its business.

2.
Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that SinoHub files with, or submits to, government agencies, including the Securities and Exchange Commission (the “SEC”), and in other public communications.

3.
Comply with applicable laws, rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies, affecting SinoHub’s business and its conduct in business matters.

4.
In all matters affecting SinoHub’s business and its conduct in business matters, act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his/her independent judgment to be subordinated.

5.
Respect the confidentiality of information acquired in the course of his/her work for SinoHub except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of his/her work for SinoHub shall not be used for personal advantage.

6.	Proactively promote and be an example of ethical behavior as a responsible partner among peers in SinoHub’s working environment.

7.	Achieve responsible use of and control over all SinoHub assets and resources employed or entrusted to him/her.

EXHIBIT 99.2

Each of the Senior Financial Officers and the Chief Executive Officer are expected to adhere to this Code of Ethics for Senior Financial Officers and SinoHub’s Code of Business Conduct at all times.  If any Senior Financial Officer or the Chief Executive Officer is found to be in violation of this Code of Ethics for Senior Financial Officers, such person will be subject to disciplinary action, which may include termination of employment. It is against SinoHub policy not to retaliate against any employee for good faith reporting of violations of this Code or SinoHub’s Code of Business Conduct.

The SinoHub Board of Directors (or, if permitted under applicable SEC rules, and so appointed by the Board of Directors, the Audit Committee of the Board of Directors) shall have the sole discretionary authority to approve any amendment to or waiver of this Code of Ethics for Senior Financial Officers. Any such amendment to or waiver of this Code of Ethics for Senior Financial Officers shall be publicly disclosed in the manner specified by SEC rules.

ACKNOWLEDGMENT OF RECEIPT

I, the undersigned, certify that:

1.	I have received and read the SinoHub Inc. Code of Ethics for Senior Financial Officers (the “Code”).

2.	I understand the provisions of the Code and agree to comply with its requirements.

Signature:

Print Name:

Date: